Exhibit 10

RETIREMENT, SEPARATION, WAIVER AND RELEASE AGREEMENT

This Retirement, Separation, Waiver and Release Agreement (“Agreement”) is entered into as of the 8th day of June, 2021, by and between Craig Feldman (“Executive”), a citizen and resident of Tennessee, and Nucor Corporation, a Delaware corporation with its principal place of business in Charlotte, North Carolina.

WHEREAS, Executive has spent 35 years as a Nucor (as hereinafter defined) employee, and has most recently been employed as Executive Vice President of Nucor Corporation, where he was significantly involved with and responsible for the management and direction of Nucor’s business operations;

WHEREAS, Executive has decided to retire and resign his employment Nucor effective June 12, 2021 (the “Effective Date”);

WHEREAS, based upon the SERP (as hereinafter defined) and pursuant to that certain Executive Employment Agreement by and between Executive and Nucor Corporation effective as of February 17, 2020 (the “Executive Agreement”), a copy of which is attached hereto as Exhibit A, Executive is entitled to certain post-separation benefits, in each case contingent upon his execution of this Agreement and his strict compliance with the Restrictive Covenants (as hereinafter defined);

WHEREAS, Executive’s years of experience as an Executive Officer of Nucor give him unique expertise and insight into Nucor’s operations and management; and

WHEREAS, the parties wish to enter into this Agreement during the course of Executive’s employment to set forth Executive’s post-retirement benefits and to protect Nucor’s competitive advantages, confidential trade secrets and goodwill.

NOW, THEREFORE, in consideration of the reasons recited above, the post-retirement benefits to be paid by Nucor to Executive upon termination of his full-time employment with Nucor, the mutual covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and which consideration Executive was not otherwise entitled to receive, Executive and Nucor hereby agree effective as of the Effective Date as follows:

1.Recitals; Nucor Defined; Resignation.

(a)The above recitals are true and correct and are incorporated herein by reference as if fully set forth herein.

(b)For purposes of this Agreement the term “Nucor” means Nucor Corporation and its direct and indirect subsidiaries and affiliates in existence or planned as of the Effective Date.

(c)Effective as of the Effective Date, Executive hereby resigns (i) as an employee and officer of Nucor, (ii) from all directorships and board or committee memberships Executive holds within Nucor, and (iii) from any and all other offices, committees and positions he holds with Nucor.  If requested by Nucor Corporation, Executive will execute any additional resignation letters, forms or other documents which acknowledge his resignation from such positions, committees and offices.

2.Post-Retirement Benefits.

(a)SERP.  Executive recognizes and agrees that pursuant to the Nucor Corporation Supplemental Retirement Plan for Executive Officers (the “SERP”), Executive shall receive $698,400.00 (the “SERP Payment”), representing the balance of his Supplemental Retirement Account (as defined in the SERP), contingent upon his execution of this Agreement and strict

Separation Agreement - Feldman

compliance with the Restrictive Covenants (as hereinafter defined).   The SERP Payment is payable in 24 monthly installments of $29,100.00 (the “Monthly SERP Payments”).  Subject to the provisions of Paragraph 2(c) of this Agreement, the payments of the Monthly SERP Payments shall be made each month following the Effective Date.  In the event Executive dies prior to the Effective Date or during the first 24 months following the Effective Date, and provided that Executive was not in breach of his obligations under this Agreement or the Restrictive Covenants at the time of his death, the remaining Monthly SERP Payments that would have been paid to Executive pursuant to the SERP shall be paid to Executive’s estate in a single sum payment as soon as practicable (but in any event within 60 days) following Executive’s death.  All Monthly SERP Payments shall be subject to regular and customary withholding.

(b)General Non-Compete Benefit.

(i)Pursuant to the terms of the Executive Agreement and contingent upon his execution of this Agreement and strict compliance with the Restrictive Covenants, Nucor will pay Executive $58,826.86 each month (the “Monthly Non-Compete Payments”, and together with the Monthly SERP Payments, collectively, the “Monthly Separation Payments”) for 24 months following the Effective Date.  Subject to the provisions of Paragraph 2(c) of this Agreement, the payments of the Monthly Non-Compete Payments shall be made each month following the Effective Date.  All Monthly Non-Compete Payments shall be subject to regular and customary withholding.

(ii)If Executive dies prior to the Effective Date, Nucor’s obligations to make any payments of the Monthly Non-Compete Payments under this Agreement will automatically terminate and Executive’s estate and executors will have no rights to any payments of the Monthly Non-Compete Payments under this Agreement.  If Executive dies during the first 12 months following the Effective Date, then Nucor will pay Executive’s estate the payments of the Monthly Non-Compete Payments through the end of the 12th month following the Effective Date.  If Executive dies 12 or more months following the Effective Date, then Nucor’s obligations to make any payments of the Monthly Non-Compete Payments will automatically terminate without the necessity of Nucor providing notice (written or otherwise).

(iii)Executive acknowledges and agrees that the payments described in this Paragraph 2(b): (A) are the same payments that Executive would have been entitled to pursuant to Section 4 of the Executive Agreement, and (B) are provided in lieu of, and not in addition to, the payments Executive would have been entitled to pursuant to Section 4 of the Executive Agreement.

(c)Compliance with 409A.  Because Executive (i) is and will be as of the Effective Date a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the Monthly Separation Payments would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code, in order to comply with Section 409A of the Code, the Monthly Separation Payments that would otherwise be payable pursuant to Paragraphs 2(a) and 2(b) of this Agreement during the 6 month period immediately following the Effective Date shall be accumulated and the Executive’s right to receive payment of such accumulated amount (which such amount shall not accrue interest) will be delayed until the 7th month following the Effective Date.

3.Executive Agreement Covenants.  Executive and Nucor Corporation acknowledge and agree that except for Sections 2 – 7 of the Executive Agreement, which sections shall be deemed void and of no further force or effect as of the Effective Date, all of the other provisions of the Executive Agreement (collectively, the “Surviving Provisions”), including without limitation Sections 10, 11, 12, 13, 14 and 15 thereof (collectively, the “Restrictive Covenants”), shall survive and continue in full force and effect after the Effective Date in accordance with their respective terms.

Separation Agreement - Feldman

4.Release; Covenant Not to Sue.

(a)Executive agrees that, in consideration for the agreements and covenants herein, and for the Monthly Separation Payments, he, for himself, his heirs, executors, administrators, and assigns, hereby releases, waives, and forever discharges Nucor, its predecessors, successors and assigns, and its present and former officers, directors, managers, members, employees, agents, representatives, trustees, employee benefit plans and programs (and the trustees, administrators, fiduciaries, and insurers of such plans and programs) (collectively, the “Nucor Releasees”), from any and all claims or liabilities of whatever kind or nature which he ever had or which he now has, known or unknown, against any and all Nucor Releasees that are attributable to or arose during all periods of time occurring on or prior to the Effective Date, including, but not limited to, any claims arising under or pursuant to any employment agreements (including the Executive Agreement); claims for bonuses, severance pay, employee or fringe benefits not specifically provided for in Paragraph 2 above; claims based on any state or federal wage, employment, or common laws, statutes, or amendments thereto, including, but not limited to:  (i) any claim under the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., or COBRA; (ii) any race, color, religion, sex, or national origin discrimination claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. § 2000(e) et seq.; (iii) any claim of disability discrimination under the Americans with Disabilities Act, 42 U.S.C. § 12102 et seq.; (iv) any claim of retaliation or wrongful discharge, (v) any age discrimination claims under the Age Discrimination in Employment Act, as amended (“ADEA”), 29 U.S.C. § 621 et seq.; (vi) any claim under the Fair Labor Standard Act of 1939 as amended, 29 U.S.C.§ 201 et seq.; or (vii) any claim under the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; and any other claims related to or arising out of his employment relationship with Nucor or the termination thereof whether based on contract, quasi-contract, quantum meruit, implied contract, tort, wrongful or constructive discharge or any other employment-related claim (collectively, the “Released Claims”).  Notwithstanding the foregoing, the Released Claims do not include any claims that Executive may have for incentive compensation earned under or pursuant to the Nucor Corporation Senior Officers Annual Incentive Plan or the Nucor Corporation Senior Officers Long-Term Incentive Plan for his employment with Nucor through the Effective Date.

(b)Except to the extent contemplated by Paragraph 4(d) of this Agreement, Executive covenants not to sue or bring a claim against any of the Nucor Releasees with respect to any Released Claim in any forum for any reason.  If Executive sues any Nucor Releasee in violation of the foregoing covenant not to sue, Executive agrees that Executive shall pay all reasonable fees, costs and expenses incurred by the Nucor Releasees in defending against any such suit or claim, including reasonable attorneys’ fees.

(c)Executive understands that Executive may later discover claims or facts that may be different than, or in addition to, those that Executive now knows or believes to exist regarding the subject matter of the Released Claims, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and the Executive’s decision to enter into this Agreement and grant the release and covenant not to sue contained herein.  Nevertheless, Executive, for himself, his heirs, executors, administrators, and assigns, knowingly waives any protections, statutory or otherwise, to the contrary and intends to fully, finally and forever settle and release all Released Claims that now exist, may exist or previously existed, as set forth herein, whether known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, existing or claimed to exist, fixed or contingent, both at law and in equity, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts.

(d)Nothing in this Paragraph 4 or elsewhere in this Agreement prevents or prohibits Executive from filing a claim or participating in an investigation with a government agency such as the United States Equal Employment Opportunity Commission that is responsible for enforcing a law on behalf of the government.  However, Executive understands that he is waiving and releasing all claims for monetary damages and any other forms of personal relief. Notwithstanding the immediately preceding sentence, nothing in this Paragraph 4 or elsewhere in this Agreement

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affects Executive’s eligibility to apply for awards as provided for in Section 21F of the Securities and Exchange Act of 1934.

5.Remedies.  Executive agrees that in the event of a breach or threatened breach by Executive of any provision of this Agreement or any of the Restrictive Covenants, monetary remedies may not be adequate and Executive agrees that Nucor is entitled to injunctive relief, without need to post bond or similar security, in lieu of or in addition to, such monetary remedies.  In the event that Executive engages in or attempts to engage in any of the conduct prohibited by any of the Restrictive Covenants or fails to comply with the provisions of Paragraph 4(b), Nucor shall be entitled, in Nucor’s sole discretion, to (a) cease all Monthly Separation Payments, and upon demand by Nucor, Executive shall immediately refund to Nucor any Monthly Separation Payments already paid to him, and/or (b) in addition to any other remedies available at law or in equity, to enforce any of the Restrictive Covenants by temporary, preliminary and permanent injunction to restrain any violation or threatened violation by Executive of any provisions of the Restrictive Covenants.  Executive further agrees to reimburse Nucor its costs (including, without limitation, attorney’s fees) incurred to enforce any of the Restrictive Covenants.  The provisions of this Paragraph 5 shall be in addition to, and not in lieu of, any remedies set forth in the Surviving Provisions.

6.Assignability.  Neither this Agreement, nor any right or interest hereunder, shall be assignable by Executive, Executive’s beneficiaries, or legal representatives.  Nucor, however, retains the right to assign or delegate this Agreement, in whole or in part.  This Agreement shall be binding upon Executive, Executive’s heirs, administrators, and representatives, and shall inure for the benefit of the Nucor Releasees and each of their respective heirs, administrators, representatives, executors, successors, and assigns.

7.Choice of Law and Venue.  This Agreement is made in, and its validity, interpretation, performance and enforcement shall be construed and governed in accordance with, the laws of, the State of North Carolina, the location of Nucor Corporation’s corporate headquarters where Executive was employed prior to the Effective Date.  Executive, for himself and his successors and assigns, hereby expressly and irrevocably (a) consents to the exclusive jurisdiction of the state courts of Mecklenburg County, North Carolina or the federal district court for the Western District of North Carolina, Charlotte Division, for any action arising out of or related to this Agreement; and (b) waives any and all objection to any such action based on venue or forum non conveniens.  Executive agrees that Nucor shall have the right to file and enforce any award, order, judgment, or injunction in any appropriate jurisdiction, and Executive waives service of process in connection with the filing and enforcement of the award, order, judgment, or injunction in any foreign jurisdiction and venue in which Nucor seeks to enforce the award, order, judgment, or injunction.

8.Severability.  If any part of this Agreement is determined by a court of competent jurisdiction to be invalid in any respect, the parties agree that the court may modify by redaction (or any other method available to and endorsed by such court) any provision or part thereof to the extent reasonably necessary to protect Nucor’s legitimate business interests.  The remaining provisions shall retain full force and effect.

9.Entire Agreement.  This Agreement, together with the Surviving Provisions of the Executive Agreement, collectively contain the entire agreement of the parties and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may be modified or amended only by an instrument in writing signed by Executive and Nucor Corporation.  The language of this Agreement and all parts shall be construed as a whole and according to its reasonable and fair meaning, and not strictly for or against either party.  The parties agree they have jointly drafted this Agreement and agree that any rules requiring construction of this Agreement against its drafter shall not be applied to this Agreement.  This Agreement may be executed in counterparts and by facsimile or .pdf signature, all of which together shall be considered one and the same original document.

10.No Violation of Public Policy.  Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Nucor under the Restrictive

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Covenants and Paragraph 5 of this Agreement and acknowledges and agrees that they are reasonable in scope, time, and territory; are designed to eliminate competition which would otherwise be unfair; do not interfere with Executive’s exercise of his inherent skill and experience; are reasonably required to protect the legitimate interests of Nucor; and do not confer a benefit upon Nucor disproportionate to the detriment to Executive.

11.Compliance with Older Workers Benefit Protection Act:  Before executing this Agreement, Executive is advised to consult with an attorney of his choice, at his expense.  By signing this Agreement, Executive specifically acknowledges and represents that:

(a)Executive has been given a period of 21 days to consider the terms of this Agreement;

(b)The claims being waived, released and discharged in Paragraph 4 of this Agreement include any and all claims Executive has or may have arising out of or related to Executive’s employment with Nucor or termination of that employment, including any and all claims under the ADEA;

(c)The ADEA claims being waived, released and discharged in Paragraph 4 do not include any claims that may arise after the date Executive signs this Agreement;

(d)The benefits Nucor will provide to Executive under this Agreement include consideration and benefits that Executive was not otherwise entitled to receive before signing this Agreement; and

(e)The terms of this Agreement are clear and understandable to Executive.

The parties acknowledge and agree that Executive has 7 days after execution hereof in which to revoke this Agreement, and this Agreement shall not become effective and enforceable and Nucor shall have no obligations to make any payments hereunder until the expiration of 7 days (without such revocation) following its execution by Executive.  To revoke this Agreement, Executive should notify the General Counsel of Nucor Corporation, by fax or email confirmed by certified mail within such 7-day period.  No attempted revocation after the expiration of such 7-day period shall have any effect on the terms of this Agreement.

[Signatures appear on following page(s)]

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IN WITNESS WHEREOF, Executive and Nucor have executed this Agreement as of the date first set forth above.

Executive:/s/ Craig Feldman________________

Craig Feldman

Nucor Corporation:/s/ A. Rae Eagle__________________

By:  A. Rae Eagle

Its:  Vice President and Secretary

Separation Agreement - Feldman

EXHIBIT A

See Attached Executive Agreement

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into to be effective as of February 17, 2020 (the “Effective Date”), between NUCOR CORPORATION, a Delaware corporation with its principal place of business in Charlotte, North Carolina (“Nucor Corporation”), and CRAIG FELDMAN (“Executive”), a resident of North Carolina.

WHEREAS, Executive is currently employed in the position of Executive Vice President of Nucor Corporation;

WHEREAS, Nucor Corporation’s Board of Directors (the “Board”) has determined it is in the best interests of Nucor Corporation to amend certain entitlements and retirement and benefit plans applicable to executives of Nucor Corporation;

WHEREAS, Nucor Corporation desires to continue to employ Executive as Executive Vice President of Nucor Corporation on the terms and subject to the conditions set forth in this Agreement, which terms and conditions reflect the aforementioned amendments to executive entitlements and retirement and benefit plans;

WHEREAS, prior to the Effective Date, Executive and Nucor Corporation discussed the requirements of the restrictive covenants contained in this Agreement as a condition to Executive’s continued service as an Executive Vice President of Nucor Corporation;

WHEREAS, the terms of this Agreement provide Executive with the opportunity to earn benefit entitlements not previously available to Executive;

WHEREAS, Executive agrees and acknowledges that in Executive’s position of Executive Vice President of Nucor Corporation, Executive will continue to have access to and knowledge of Nucor’s (as hereinafter defined) trade secrets and confidential information; and

WHEREAS, the parties wish for Nucor Corporation to employ Executive under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration for the promises and mutual agreements contained herein, the parties agree, effective as of the Effective Date, as follows:

1.Definitions.  In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement the following definitions shall apply:

(a)“AIP” means the Nucor Corporation Senior Officers Annual Incentive Plan and any successor plan.

(b)“Base Salary” means the amount Executive is entitled to receive from Nucor in cash as wages or salary on an annualized basis in consideration for Executive’s services, (i) including any such amounts which have been deferred and (ii) excluding all other elements of compensation such as, without limitation, any bonuses, commissions, overtime, health benefits, perquisites and incentive compensation.  For the purpose of determining an Executive’s Change in Control Non-Compete Benefits, “Base Salary” shall mean, with respect to Executive, the greater of (i) Executive’s highest Base Salary during the 12 month period immediately preceding the Change in Control and (ii) Executive’s highest Base Salary in effect at any time thereafter.

(c)“Business” means the research, manufacture, marketing, trading, sale, fabrication, placement and/or distribution of steel or steel products (including but not limited to flat-rolled steel, special quality and merchant quality steel bar and shapes, concrete reinforcement bars, structural steel, hollow structural section tubing, conduit tubing, steel plate, steel joists and girders, steel deck, steel fasteners, steel pilings, metal building systems, wire rod, welded-wire reinforcement rolls and sheets, cold finished steel bars and wire, guard rail, and structural welded-wire reinforcement) or steel or steel product inputs (including but not limited to scrap metal and direct reduced iron).

(d)“Change in Control” means and includes the occurrence of any one of the following events:

(i)individuals who, at the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Nucor Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Nucor Corporation as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be an Incumbent Director;

(ii)any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Nucor Corporation representing 25% or more of the combined voting power of Nucor Corporation’s then outstanding securities eligible to vote for the election of the Board (the “Nucor Corporation Voting Securities”); provided, however, that the event described in this clause (ii) shall not be a Change in Control if it is the result of any of the following acquisitions: (A) an acquisition directly by or from Nucor Corporation or any Subsidiary; (B) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by Nucor Corporation or any Subsidiary, (C) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an acquisition pursuant to a Non-Qualifying Transaction (as defined in clause (iii) of this definition); or

(iii)the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving Nucor Corporation that requires the approval of Nucor Corporation’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of Nucor Corporation’s assets (a “Sale”), unless immediately following such Reorganization or Sale:  (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of Nucor Corporation (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Nucor Corporation Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which Nucor Corporation Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Nucor Corporation Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than (x) Nucor Corporation, (y) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, or (z) a person who immediately prior to the Reorganization or Sale was the beneficial owner of 25% or more of the outstanding Nucor Corporation Voting Securities) is the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the foregoing criteria, a “Non-Qualifying Transaction”).

(e)“Change in Control Non-Compete Benefits” means the payments and benefits provided under Section 5.

(f)“Change in Control Period” means 24 months.

(g)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)“Committee” means the Compensation and Executive Development Committee of the Board.

(i)“Competing Business Activity” means any business activity (other than business activities engaged in for or on behalf of Nucor) that (i) is the same as, or is in competition with, any portion of the Business, and (ii) is a business activity in which Executive was involved or engaged during the course of Executive’s employment with Nucor.

(j)“Confidential Information” includes all confidential and proprietary information of Nucor, including, without limitation, any of the following information to the extent not generally known to third persons:  financial and budgetary information and strategies; plant design, specifications, and layouts; equipment design, specifications, and layouts; product design and specifications; manufacturing processes, procedures, and specifications; data processing or other computer programs; research and development projects; marketing information and strategies; customer lists; vendor lists; supplier lists; information about customer preferences and buying patterns; information about supplier or vendor preferences and patterns; information about prospective customers, vendors, suppliers or business opportunities; proprietary information with respect to any Nucor employees; proprietary information of any customers, suppliers or vendors of Nucor; information about Nucor’s costs and the pricing structure used in sales to customers or purchases from suppliers or vendors; information about Nucor’s overall corporate business strategy; and technological innovations used in Nucor’s business, to the extent that such information does not fall within the definition of Secret Information.

(k)“Customer or Supplier” means the following alternatives:

(i)any customer, vendor or supplier of Nucor with whom Executive or Executive’s direct reports had significant contact or with whom Executive or Executive’s direct reports directly dealt on behalf of Nucor at the time of, or at any time during the 12 month period immediately prior to, the Date of Termination, but if such definition is deemed overbroad by a court of law, then;

(ii)any customer, vendor or supplier of Nucor with whom Executive had significant contact or with whom Executive directly dealt on behalf of Nucor at the time of,

or at any time during the 12 month period immediately prior to, the Date of Termination, but if such definition is deemed overbroad by a court of law, then;

(iii)any customer, vendor or supplier of Nucor about whom Executive had obtained Secret Information or Confidential Information by virtue of Executive’s employment with Nucor at any time during the 12 month period immediately prior to the Date of Termination;

provided, however, that the term “Customer or Supplier” shall not include any business or entity that no longer does business with Nucor without any direct or indirect interference by Executive or violation of this Agreement by Executive, and that ceased doing business with Nucor prior to any direct or indirect communication or contact by Executive.

(l)“Date of Termination” means the date of Executive’s separation from service with Nucor.  For purposes of this Agreement, the term “separation from service” shall be defined as provided in Section 409A of the Code and applicable regulations.

(m)“Equity Award Plan” means the Nucor Corporation 2014 Omnibus Incentive Compensation Plan and any successor plan and the award methodology adopted by the Committee and in effect thereunder from time to time.

(n)“General Non-Compete Benefits” means the payments and benefits provided under Section 4.

(o)“Good Reason” means, with respect to Executive, the occurrence of any of the following events after a Change in Control:

(i)a material reduction in Executive’s Base Salary;

(ii)a material reduction in Executive’s annual or long-term incentive compensation opportunity under the AIP, the LTIP or other annual or long-term incentive plan for which Executive is eligible from the Executive’s annual or long-term incentive compensation opportunity under the AIP, the LTIP or other annual or long-term incentive plan for which Executive is eligible immediately prior to the Change in Control;

(iii)a material reduction in the value of Executive’s target equity incentive award under the Equity Award Plan from the value of Executive’s target equity incentive award under the Equity Award Plan immediately prior to the Change in Control;

(iv)a material reduction in the aggregate level of employee benefits offered to Executive in comparison to the employee benefit programs and arrangements enjoyed by Executive immediately prior to the Change in Control;

(v)a change in Executive’s principal work location to a work location that is more than 50 miles from the location where Executive was based immediately prior to the Change in Control; or

(vi)the assignment to Executive of any duties inconsistent in any respect with Executive’s position, authority, duties or responsibilities as in effect immediately prior to the public announcement of the Change in Control (including offices, titles, reporting requirements and relationships and status) or any other action by Nucor Corporation which results in any diminution in Executive’s position, authority, duties or responsibilities.

Any good faith determination of Good Reason made by Executive shall be conclusive and binding on Nucor Corporation.

(p)“LTIP” means the Nucor Corporation Senior Officers Long-Term Incentive Plan and any successor plan.

(q)“Month’s Base Pay” means Executive’s Base Salary divided by 12.

(r)“Nucor” means Nucor Corporation and its direct and indirect subsidiaries and affiliates in existence or planned during the course of Executive’s employment with Nucor.

(s)“Prospective Customer or Supplier” means any person or entity who does not currently or has not yet purchased the products or services of Nucor or provided products or services to Nucor, but who, at the time of, or at any time during the 12 month period immediately prior to, the Date of Termination, has been targeted by Nucor as a potential user of the products or services of Nucor or supplier or vendor of products or services to Nucor, and whom Executive or Executive’s direct reports participated in the solicitation of on behalf of Nucor.

(t)“Restrictive Period” means a period of time commencing upon the Date of Termination and expiring 24 months thereafter.

(u)“Restricted Territory” means Executive’s geographic area of responsibility at Nucor which Executive acknowledges extends to the full scope of Nucor operations throughout the world.  “Restricted Territory” therefore consists of the following alternatives reasonably necessary to protect Nucor’s legitimate business interests:

(i)Western Europe, the Middle East, South America, Central America and North America, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then;

(ii)The United States, Canada, Mexico, Guatemala, Honduras, the Dominican Republic, Costa Rica, Colombia, Argentina and Brazil, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then;

(iii)The United States, Canada and Mexico, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then;

(iv)The contiguous United States, where Executive acknowledges Nucor engages in the Business.

(v)“Secret Information” means Nucor’s proprietary and confidential information (i) that is not generally known in the Business, which would be difficult for others to acquire or duplicate without improper means, (ii) that Nucor strives to keep secret, and (iii) from which Nucor derives substantial commercial benefit because of the fact that it is not generally known.  As used in this Agreement, Secret Information includes, without limitation: (w) Nucor’s process of developing and producing raw material, and designing and manufacturing steel and iron products; (x) Nucor’s process for treating, processing or fabricating steel and iron products; (y) Nucor’s customer, supplier and vendor lists, non-public financial data, strategic business plans, competitor analysis, sales and marketing data, and proprietary margin, pricing, and cost data; and (z) any other information or data which meets the definition of Trade Secrets.

(w)“Solicit” means to initiate contact for the purpose of promoting, marketing, selling, brokering, procuring or obtaining products or services similar to those Nucor offered or required during the tenure of Executive’s employment with Nucor or to accept business from Customers or Suppliers or Prospective Customers or Suppliers.

(x)“Subsidiary” means any corporation (other than Nucor Corporation), limited liability company, or other business organization in an unbroken chain of entities beginning with Nucor Corporation in which each of such entities other than the last one in the unbroken chain owns stock, units, or other interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock, units, or other interests in one of the other entities in that chain.

(y)“Trade Secrets” means any information or data meeting the definition for such term under either the North Carolina Trade Secrets Protection Act or the federal Defend Trade Secrets Act of 2016.

(z)“Year of Service” shall mean each continuous 12 month period of employment, including fractional portions thereof and periods of authorized vacation, authorized leave of absence and short-term disability leave, with Nucor Corporation and its Subsidiaries or their respective successors.  Except with respect to Executive’s years of service with The David J. Joseph Company prior to such time as The David J. Joseph Company became a subsidiary of Nucor Corporation (which years of service shall be deemed Years of Service for purposes of this Agreement), Employment with an entity prior to the date it became a Subsidiary shall not be considered for purposes of determining Executive’s Years of Service unless the agreement pursuant to which the Subsidiary was acquired by Nucor Corporation provides otherwise or Nucor Corporation otherwise agrees in writing to consider such employment for purposes of determining Executive’s Years of Service.

2.Employment.  Nucor agrees to continue to employ Executive in the position of Executive Vice President of Nucor Corporation, and Executive agrees to continued employment in this position, subject to the terms and conditions set forth in this Agreement, including the confidentiality, non-competition and non-solicitation provisions which Executive acknowledges were discussed in detail prior to and made an express condition of Executive’s continued service as Executive Vice President of Nucor Corporation.

3.Compensation and Benefits During Employment.  Nucor will provide the following compensation and benefits to Executive:

(a)Nucor will pay Executive a Base Salary of $485,000 per year, paid not less frequently than monthly in accordance with Nucor’s normal payroll practices, subject to withholding by Nucor and other deductions as required by law.  Executive’s base salary is subject to adjustment up or down by the Board at its sole discretion and without notice to Executive.

(b)Provided Executive remains in the position of an executive officer of Nucor Corporation, Executive will be a participant in and eligible to receive awards of incentive and equity-based compensation under and in accordance with the applicable terms and conditions of the AIP, the LTIP, and the Equity Award Plan, each as modified from time to time by, and in the sole discretion of, the Committee or the Board.

(c)Provided Executive remains in the position of an executive officer of Nucor Corporation, Executive will be eligible for all other employee benefits that are generally made available by Nucor Corporation to its executive officers, including the Nucor Corporation Supplemental Retirement Plan for Executive Officers (the “Supplemental Retirement Plan”), each as modified from time to time by, and in the sole discretion of, the Committee or the Board.

4.General Non-Compete Benefits Following Termination.

(a)Executive shall be entitled to receive General Non-Compete Benefits from Nucor Corporation as provided in Section 4(b) if (i) on the Date of Termination, Executive is an executive officer of Nucor Corporation (as determined in the Committee’s sole discretion), (ii) Executive’s employment with Nucor is terminated for any reason (other than due to the Executive’s death), including due to the Executive’s disability, voluntary retirement, involuntary termination or resignation, and (iii) on or before the Date of Termination, Executive executes a separation and release agreement in form and content reasonably satisfactory to the Committee releasing any and all claims Executive has or may have against Nucor as of the Date of Termination.

(b)If Executive’s employment is terminated in circumstances entitling Executive to General Non-Compete Benefits as provided in Section 4(a), Nucor Corporation shall pay Executive General Non-Compete Benefits in an amount equal to the greater of (i) 6 Month’s Base Pay or (ii) the product of (A) one Month’s Base Pay and (B) the number of Executive’s Years of Service through the Date of Termination; provided that, if Executive is under age 55 as of the Date of Termination, Executive’s General Non-Compete Benefits shall not be less than the sum of the value, as of the Date of Termination, of Executive’s forfeitable deferred common stock units credited to Executive’s deferral account under the LTIP and Executive’s forfeitable shares of restricted stock awarded under the LTIP.  (For the avoidance of doubt, the minimum amount of General Non-Compete Benefits payable to Executive who is under age 55 as of the Date of Termination shall not include the value of Executive’s forfeitable deferred common stock units credited to Executive’s deferral account under the AIP or the value of any forfeitable restricted stock units or forfeitable shares of restricted stock awarded to Executive under the Equity Award Plan).  Executive’s General Non-Compete Benefits shall be reduced and offset, but not below zero, by any severance pay or pay in lieu of notice required to be paid to Executive under applicable law, including, without limitation, the Worker Adjustment and Retraining Notification Act or any similar state or local law.  Subject to the provisions of Section 26, General Non-Compete Benefits shall be paid at the time and in the form described in Section 4(c).

(c)Subject to the provisions of Section 26, if Executive’s employment with Nucor is terminated for any reason other than Executive’s death, Executive’s General Non-Compete Benefits shall be paid to Executive in 24 equal monthly installments, without interest or other increment thereon, commencing with the first month following the Date of Termination, provided, however, if Executive dies during the first 12 months following Executive’s termination from employment with Nucor, then Nucor will pay Executive’s estate the monthly installments due pursuant to this Section 4(c) through the end of the 12th month following Executive’s termination from employment with Nucor.  If Executive dies 12 or more months after the termination of Executive’s employment with Nucor, then Nucor’s obligations to make any installment payments under this Section 4(c) will automatically terminate without the necessity of Nucor providing notice, written or otherwise.  If Executive is employed by Nucor at the time of Executive’s death, Nucor’s obligations to make any payments of the monthly installments pursuant to this Section 4(c) will automatically terminate and Executive’s estate and executors will have no rights to any such payments.

5.Change in Control Non-Compete Benefits.

(a)Executive shall be entitled to receive Change in Control Non-Compete Benefits from the Company as provided in this Section 5, in lieu of General Non-Compete Benefits under Section 4, if (i) a Change in Control has occurred and Executive’s employment with the Nucor is involuntarily terminated by Nucor or is voluntarily terminated by Executive for Good Reason, provided that, (x) such termination occurs after such Change in Control and on or before the second anniversary thereof, or (y) the termination occurs before such Change in Control but Executive can reasonably demonstrate that such termination or the event or action causing Good Reason to occur, as applicable, occurred at the request of a third party who had taken steps reasonably calculated to effect a Change in Control, and (ii) on or before the Date of Termination, Executive executes a separation and release agreement in form and content reasonably satisfactory to the Committee releasing any and all claims Executive has or may have against Nucor as of the Date of Termination.  Change in Control Non-Compete Benefits shall not be payable if Executive terminates employment with the Company due to Executive’s death, disability, voluntary retirement or resignation without Good Reason, provided that Executive may be entitled to the General Non-Compete Benefits pursuant to Section 4.

(b)If Executive’s employment is terminated in circumstances entitling Executive to Change in Control Non-Compete Benefits as provided in Section 5(a), Nucor Corporation shall pay Executive, in a single lump sum payment in cash, and subject to Section 26, within 10 days of the Date of Termination, Change in Control Non-Compete Benefits in an amount equal to the sum of:

(i)the product of (A) 2 multiplied by (B) the sum of (1) Executive’s Base Salary and (2) the greater of (x) 150% of Executive’s Base Salary and (y) the average performance award under the AIP (including any deferred portion thereof but excluding the related “Deferral Incentive” (as defined in the AIP)) for the 3 fiscal years prior to Executive’s Date of Termination, provided for purposes of calculating such average, the performance award under the AIP for any year in such 3 fiscal year period Executive did not hold Executive’s current position shall be equal to the performance award under the AIP for such year for Executive’s position as a percentage of base salary multiplied by Executive’s Base Salary; and

(ii)if Executive’s Date of Termination occurs prior to the annual grant date under the Equity Award Plan (which date is currently June 1) for the year in which such Date of Termination occurs, an amount equal to the aggregate dollar value of the base equity award and the performance-based equity award Executive would have become entitled to receive under the Equity Award Plan for such year if Executive’s employment had continued to the annual grant date.

(c)Executive’s Change in Control Non-Compete Benefits shall be reduced and offset, but not below zero, by any severance pay or pay in lieu of notice required to be paid to Executive under applicable law, including, without limitation, the Worker Adjustment and Retraining Notification Act or any similar state or local law.

(d)If Executive is entitled to Change in Control Non-Compete Benefits pursuant to Section 5(a), Executive shall continue to be provided with medical, dental, and prescription drug benefits comparable to the benefits provided to Executive immediately prior to the Date of Termination, or if more favorable to Executive, the Change in Control, for the duration of the Change in Control Period with the same contribution rate for which Executive would have been responsible if Executive had remained employed through the Change in Control Period.  Any benefits so provided shall not be considered a continuation of coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; provided that, if Executive becomes reemployed with another employer and is eligible to receive medical, dental or prescription drug insurance coverage under another employer-provided plan (regardless of whether Executive actually enrolls under such coverage), then the medical, dental or prescription drug insurance benefits provided pursuant to this Section 5(d) shall be secondary to those provided under such other plan during such applicable period of eligibility.

(e)Upon a Change in Control, the obligations of Nucor Corporation to pay and provide the Change in Control Non-Compete Benefits described in this Section 5 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Nucor may have against Executive.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, except with respect to the continued welfare benefits provided under Section 5(d).

(f)In exchange for Nucor Corporation’s agreement to make Executive eligible for the compensation, payments and benefits set forth in this Agreement, and other good and valuable consideration, Executive agrees to strictly abide by the terms of Sections 10 through 15 of this Agreement.

6.Duties and Responsibilities; Best Efforts.  While employed by Nucor, Executive shall perform such duties for and on behalf of Nucor as may be determined and assigned to Executive from time to time by the Chief Executive Officer of Nucor Corporation or the Board.  Executive shall devote Executive’s full time and best efforts to the business and affairs of Nucor.  During the term of Executive’s employment with Nucor, Executive will not undertake other paid employment or engage in any other business activity without the prior written consent of the Board.

7.Employment at Will.  The parties acknowledge and agree that this Agreement does not create employment for a definite term and that Executive’s employment with Nucor is at will and terminable by Nucor or Executive at any time, with or without cause and with or without notice, unless otherwise expressly set forth in a separate written agreement executed by Executive and Nucor after the Effective Date.

8.Change in Executive’s Position.  In the event that Nucor transfers, demotes, promotes, or otherwise changes Executive’s compensation or position with Nucor, the restrictions and post-termination obligations set forth in Sections 10 through 15 of this Agreement shall remain in full force and effect. Executive acknowledges and agrees that the benefits and opportunities being provided to Executive under this Agreement are sufficient consideration for Executive’s compliance with these obligations.

9.Recognition of Nucor’s Legitimate Interests.  Executive understands and acknowledges that Nucor competes in North America and throughout the world in Business.  As part of Executive’s employment with Nucor, Executive acknowledges Executive will continue to have access to and gain knowledge of significant secret, confidential and proprietary information of the full range of operations of Nucor.  In addition, Executive will continue to have access to and contact with vendors, suppliers, customers and prospective vendors, suppliers and customers of Nucor, in which capacity Executive is expected to develop good relationships with such vendors, suppliers, customers and prospective vendors, suppliers and customers, and will gain intimate knowledge regarding the products and services of Nucor.  Executive recognizes and agrees that Nucor has spent and will continue to spend substantial effort, time and money in developing relationships with its customers, suppliers and vendors, that many customers, suppliers and vendors are long term customers, suppliers and vendors of Nucor, and that all customers, suppliers, vendors and accounts that Executive may deal with during Executive’s employment with Nucor, including any customers, suppliers, vendors and accounts acquired for Nucor by Executive, are the customers, suppliers, vendors and accounts of Nucor.  Executive acknowledges that Nucor’s competitors, customers, suppliers and vendors would obtain an unfair advantage if Executive disclosed Secret Information or Confidential Information to a competitor, customer, supplier or vendor, used it on a competitor’s, customer’s, supplier’s or vendor’s behalf (except for the benefit of Nucor), or if Executive were able to exploit the relationships Executive develops as an employee of Nucor to Solicit or direct business on behalf of a competitor, customer, supplier or vendor.

10.Covenant Regarding Nucor’s Secret Information.

(a)Executive recognizes and agrees that Executive will have continued access to Secret Information.  Executive agrees that unless Executive is expressly authorized by Nucor in writing, Executive will not use or disclose or allow to be used or disclosed Secret Information.  This covenant shall survive until the Secret Information is generally known in the industry through no act or omission of the Executive or until Nucor knowingly authorizes the disclosure of or discloses the Secret Information, without any limitations on use or confidentiality.  Executive acknowledges that Executive did not have knowledge of Secret Information prior to Executive’s employment with Nucor and that the Secret Information does not include Executive’s general skills and know-how.

(b)Notwithstanding anything to the contrary set forth in this Agreement, pursuant to the federal Defend Trade Secrets Act of 2016, an individual will be immune from criminal or civil liability under any federal or state trade secret law for (i) the disclosure of a Trade Secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a disclosure that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the Trade Secret to the attorney of the individual and use the Trade Secret information in the court proceeding, if the individual files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.

11.Agreement to Maintain Confidentiality; Non-Disparagement.

(a)During Executive’s employment with Nucor and at all times after the termination of Executive’s employment with Nucor, (i) Executive covenants and agrees to treat as confidential all Confidential Information submitted to Executive or received, compiled, developed, designed, produced, accessed, or otherwise discovered by the Executive from time to time while employed by Nucor, and (ii) Executive will not disclose or divulge the Confidential Information to any person, entity, firm or company whatsoever or use the Confidential Information for Executive’s own benefit or for the benefit of any person, entity, firm or company other than Nucor.  This restriction will apply throughout the world; provided, however, that if the restrictions of this Section 11(a) when applied to any specific piece of Confidential Information would prevent Executive from using Executive’s general knowledge or skills in competition with Nucor or would otherwise substantially restrict the Executive’s ability to fairly compete with Nucor, then as to that piece of Confidential Information only, the scope of this restriction will apply only for the Restrictive Period (as defined below).

(b)Executive specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of Executive, and whether compiled or created by Executive, Nucor, or any of its customers, suppliers or vendors or prospective customers, suppliers or vendors, derives independent economic value from not being readily known to or ascertainable by proper means by others who could obtain economic value from the disclosure or use of the Confidential Information.  Executive also acknowledges that reasonable efforts have been put forth by Nucor to maintain the secrecy of the Confidential Information, that the Confidential Information is and will remain the sole property of Nucor or any of its customers, suppliers or vendors or prospective customers, suppliers or vendors, as the case may be, and that any retention and/or use of Confidential Information during or after the termination of Executive’s employment with Nucor (except in the regular course of performing Executive’s duties hereunder) will constitute a misappropriation of the Confidential Information belonging to Nucor.  Executive acknowledges and agrees that if Executive (i) accesses Confidential Information on any Nucor computer system within 30 days prior to the effective date of Executive’s voluntary resignation of employment with

Nucor and (ii) transmits, copies or reproduces in any manner such Confidential Information to or for herself or any person or entity not authorized by Nucor to receive such Confidential Information, or deletes any such Confidential Information, Executive is exceeding Executive’s authorized access to such computer system.  Notwithstanding anything to the contrary set forth herein, this Agreement shall not be construed to restrict Executive from communications or disclosures that are protected under federal law or regulation.

(c)Executive agrees not to make any statements, written (including electronically) or verbal, or cause or encourage others to make any statements, written (including electronically) or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of Nucor, or any of Nucor’s directors, managers, officers, employees, agents or representatives.  Executive acknowledges and agrees that this prohibition extends to statements, written (including electronically) or verbal, made to anyone, including but not limited to the general public, the news media, investors, potential investors, any board of directors, industry analysts, competitors, strategic partners, vendors, customers or Nucor employees, agents or representatives (past and present), however, nothing set forth in this Section 11(c) prohibits Executive from communicating, without notice to or approval by Nucor Corporation, with any United States Federal Government agency about a potential violation of a United States Federal law or regulation.

12.Noncompetition.  Executive hereby agrees that for the duration of Executive’s employment with Nucor and for the duration of the Restrictive Period, Executive will not, either individually or by or through any agent, representative, entity, employee or otherwise, within the Restricted Territory:

(a)engage in any Competing Business Activity, whether as an owner, partner, shareholder, member, lender, employee, consultant, agent, co-venturer or in any other capacity;

(b)commence, establish, own (in whole or in part) or provide financing for any business that engages in any Competing Business Activity, whether (i) by establishing a sole proprietorship, (ii) as a partner of a partnership, (iii) as a member of a limited liability company, (iv) as a shareholder of a corporation (except to the extent Executive is the holder of not more than 2% of any class of the outstanding stock of any company listed on a national securities exchange so long as Executive does not actively participate in the management or business of any such entity) or (v) as the owner of any equity interest in any such entity;

(c)provide any public endorsement of, or otherwise lend Executive’s name for use by, any person or entity engaged in any Competing Business Activity; or

(d)engage in work, whether for a competitor, customer, vendor or supplier of Nucor or otherwise, that could reasonably be expected to call on Executive in the fulfillment of Executive’s duties and responsibilities to reveal, rely upon, or otherwise use Confidential Information or Secret Information.

13.Nonsolicitation.  Executive hereby agrees for the duration of Executive’s employment with Nucor and for the duration of the Restrictive Period, Executive shall not, either individually or by or through any agent, representative, entity, employee or otherwise:

(a)Solicit or attempt to influence any Customer or Supplier to limit, curtail, cancel, or terminate any business it transacts with, or products or services it receives from or provides to Nucor;

(b)Solicit or attempt to influence any Prospective Customer or Supplier to terminate any business negotiations it is having with Nucor, or to otherwise not do business with Nucor;

(c)Solicit or attempt to influence any Customer or Supplier to purchase products or services from an entity other than Nucor or to provide products or services to an entity other than Nucor, which are the same or substantially similar to, or otherwise in competition with, those offered to the Customer or Supplier by Nucor or those offered to Nucor by the Customer or Supplier; or

(d)Solicit or attempt to influence any Prospective Customer or Supplier to purchase products or services from an entity other than Nucor or to provide products or services to an entity other than Nucor, which are the same or substantially similar to, or otherwise in competition with, those offered to the Prospective Customer or Supplier by Nucor or those offered to Nucor by the Prospective Customer or Supplier.

14.Antipiracy.

(a)Executive agrees for the duration of the Restrictive Period, Executive will not, either individually or through or by any agent, representative, entity, employee or otherwise, solicit, encourage, contact, or attempt to induce any employees of Nucor (i) with whom Executive had regular contact with at the time of, or at any time during the 12 month period immediately prior to, the Date of Termination, and (ii) who are employed by Nucor at the time of the encouragement, contact or attempted inducement, to end their employment relationship with Nucor.

(b)Executive further agrees for the duration of the Restrictive Period not to hire, or to assist any other person or entity to hire, any employees described in Section 14(a) of this Agreement.

15.Assignment of Intellectual Property Rights.

(a)Executive hereby assigns to Nucor Corporation Executive’s entire right, title and interest, including copyrights and patents, in any idea, invention, design of a useful article (whether the design is ornamental or otherwise), work product and any other work of authorship (collectively the “Developments”), made or conceived solely or jointly by Executive at any time during Executive’s employment by Nucor (whether prior or subsequent to the execution of this Agreement), or created wholly or in part by Executive, whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection, where the Developments:  (i) were developed, invented, or conceived within the scope of Executive’s employment with Nucor; (ii) relate to Nucor’s actual or demonstrably anticipated research or development; or (iii) result from any work performed by Executive on Nucor’s behalf.  Executive shall disclose any Developments to Nucor’s management within 30 days following Executive’s development, making or conception thereof.

(b)The assignment requirement in Section 15(a) shall not apply to an invention that Executive developed entirely on Executive’s own time without using Nucor’s equipment, supplies, facilities or Secret Information or Confidential Information except for those inventions that (i) relate to Nucor’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Nucor.

(c)Executive will, within 3 business days following Nucor’s request, execute a specific assignment of title to any Developments to Nucor Corporation or its designee, and do anything else reasonably necessary to enable Nucor Corporation or its designee to secure a patent, copyright, or other form of protection for any Developments in the United States and in any other applicable country.

(d)Nothing in this Section 15 is intended to waive, or shall be construed as waiving, any assignment of any Developments to Nucor implied by law.

16.Severability.  It is the intention of the parties to restrict the activities of Executive only to the extent reasonably necessary for the protection of Nucor’s legitimate interests.  The parties specifically covenant and agree that should any of the provisions in this Agreement be deemed by a court of competent jurisdiction too broad for the protection of Nucor’s legitimate interests, the parties authorize the court to narrow, limit or modify the restrictions herein to the extent reasonably necessary to accomplish such purpose.  In the event such limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

17.Enforcement.  Executive understands and agrees that any breach or threatened breach by Executive of any of the provisions of Sections 10 through 15 of this Agreement shall be considered a material breach of this Agreement, and in the event of such a breach or threatened breach of this Agreement, Nucor shall be entitled to pursue any and all of its remedies under law or in equity arising out of such breach.  If Nucor pursues either a temporary restraining order or temporary injunctive relief, then Executive agrees to expedited discovery with respect thereto and waives any requirement that Nucor post a bond.  Executive further agrees that in the event of Executive’s breach of any of the provisions of Sections 10 through 15 of this Agreement, unless otherwise prohibited by law:

(a)Nucor shall be entitled to (i) cancel any unexercised stock options granted under any senior officer equity incentive compensation plan from and after the Effective Date (the “Post-Agreement Date Option Grants”), (ii) cease payment of any General Non-Compete Benefits, Change in Control Non-Compete Benefits and/or other similar payments (including those under the Supplemental Retirement Plan) otherwise due hereunder, (iii) seek other appropriate relief, including, without limitation, repayment by Executive of General Non-Compete Benefits, Change in Control Non-Compete Benefits and/or other similar payments (including those under the Supplemental Retirement Plan); and

(b)Executive shall (i) forfeit any (A) unexercised Post-Agreement Date Option Grants and (B) any shares of restricted stock or restricted stock units granted under any senior officer equity incentive compensation plan that vested during the 6 month period immediately preceding Executive’s termination of employment (the “Vested Stock”) and (ii) forfeit and immediately return upon demand by Nucor any profit realized by Executive from the exercise of any Post-Agreement Date Option Grants or sale or exchange of any Vested Stock during the 6 month period preceding Executive’s breach of any of the provisions of Sections 10 through 15 of this Agreement.

Executive agrees that any breach or threatened breach of any of the provisions of Sections 10 through 15 will cause Nucor irreparable harm which cannot be remedied through monetary damages and the alternative relief set forth in Sections 17(a) and (b) shall not be considered an adequate remedy for the harm Nucor would incur.  Executive further agrees that such remedies in Sections 17(a) and (b) will not preclude injunctive relief.

If Executive breaches or threatens to breach any of the provisions of Sections 12, 13 or 14 of this Agreement and Nucor obtains an injunction, preliminary or otherwise, ordering Executive to adhere to the Restrictive Period required by the applicable Section, then the applicable Restrictive Period will be extended by the number of days that Nucor has alleged that Executive has been in breach of any of these provisions.

Executive further agrees, unless otherwise prohibited by law, to pay Nucor’s attorneys’ fees and costs incurred in successfully enforcing its rights pursuant to this Section 17, or in defending against any action brought by Executive or on Executive’s behalf in violation of or under this Section 17 in which Nucor prevails.  Executive agrees that Nucor’s actions pursuant to this Section 17, including, without limitation, filing a legal action, are permissible and are not and will not be considered by Executive to be retaliatory.  Executive further represents and acknowledges that in the event of the termination of Executive’s employment for any reason, Executive’s experience and capabilities are such that Executive can obtain employment and that enforcement of this Agreement by way of injunction will not prevent Executive from earning a livelihood.

18.Reasonableness of Restrictions.  Executive has carefully considered the nature and extent of the restrictions upon Executive and the rights and remedies conferred upon Nucor under Sections 10, 11, 12, 13, 14 and 17 and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which would otherwise be unfair to Nucor, do not interfere with Executive’s exercise of Executive’s inherent skill and experience, are reasonably required to protect the legitimate interests of Nucor, and do not confer a benefit upon Nucor disproportionate to the detriment to Executive.  Executive certifies that Executive has had the opportunity to discuss this Agreement with such legal advisors as Executive chooses and that Executive understands its provisions and has entered into this Agreement freely and voluntarily.

19.Applicable Law.  Executive’s primary place of employment is Nucor’s corporate headquarters located in Charlotte, North Carolina.  Accordingly, this Agreement is made in, and shall be interpreted, construed and governed according to the laws of, the State of North Carolina, regardless of choice of law principles of any jurisdiction to the contrary.  Each party, for themselves and their successors and assigns, hereby irrevocably (a) consents to the exclusive jurisdiction of the North Carolina state and federal courts located in Mecklenburg County, North Carolina and (b) waives any objection to any such action based on venue or forum non conveniens.  Further, Executive hereby irrevocably consents to the jurisdiction of any court or similar body within the Restricted Territory for enforcement of any judgment entered in a court or similar body pursuant to this Agreement.  This Agreement is intended, among other things, to supplement the provisions of the North Carolina Trade Secrets Protection Act and the Defend Trade Secrets Act of 2016, each as amended from time to time, and the duties Executive owes to Nucor under North Carolina common law, including, but not limited to, fiduciary duties owed by Executive to Nucor.

20.Executive to Return Property.  Executive agrees that upon (a) the termination of Executive’s employment with Nucor and within 3 business days thereof, whether by Executive or Nucor for any reason (with or without cause), or (b) the written request of Nucor, Executive (or in the event of the death or disability of Executive, Executive’s heirs, successors, assigns and legal representatives) shall return to Nucor any and all property of Nucor regardless of the medium in which such property is stored or kept, including but not limited to all Secret Information, Confidential Information, notes, data, tapes, computers, lists, customer lists, supplier lists, vendor lists, names of customers, suppliers or vendors, reference items, phones, documents, sketches, drawings, software, product samples, rolodex cards, forms, manuals, keys, pass or access cards and equipment, without retaining any copies or summaries of such property.   Executive further agrees that to the extent Secret Information or Confidential Information are in electronic format and in Executive’s possession, custody or control, Executive will provide all such copies to Nucor and will not keep copies in such format but, upon Nucor’s request, will confirm the permanent deletion or other destruction thereof.

21.Entire Agreement; Amendments.  This Agreement supersedes, discharges and cancels all previous agreements regarding Executive’s employment with Nucor, including without limitation that certain Executive Employment Agreement by and between Nucor Corporation and Executive effective as of June 10, 2018, and constitutes the entire agreement between the parties with regard to the subject matter hereof.  No agreements, representations, or statements of any party not contained herein shall be binding on either party.  Further, no amendment or variation of the terms or conditions of this Agreement shall be valid unless in writing and signed by both parties.

22.Assignability.  This Agreement and the rights and duties created hereunder shall not be assignable or delegable by Executive.  Nucor may, at its option and without consent of Executive, assign or delegate its rights and duties hereunder, in whole or in part, to any successor entity or transferee of Nucor Corporation’s assets.

23.Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Nucor and Executive and their respective permitted successors, assigns, heirs and legal representatives.

24.No Waiver.  No failure or delay by any party to this Agreement to enforce any right specified in this Agreement will operate as a waiver of such right, nor will any single or partial exercise of a right preclude any further or later enforcement of the right within the period of the applicable statute of limitations.  No waiver of any provision hereof shall be effective unless such waiver is set forth in a written instrument executed by the party waiving compliance.

25.Cooperation.  Executive agrees that both during and after Executive’s employment, Executive shall, at Nucor’s request, render all assistance and perform all lawful acts that Nucor considers necessary or advisable in connection with any litigation involving Nucor or any of its directors, officers, employees, shareholders, agents, representatives, consultants, clients, customers, suppliers or vendors.  Executive understands and agrees that Nucor will reimburse Executive for any reasonable documented expense Executive incurs related to this cooperation and assistance, but will not be obligated to pay Executive any additional amounts.

26.Compliance with Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, if (a) Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of Code as of the Date of Termination and (b) any amount or benefit that Nucor determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service, then to the extent necessary to comply with Code Section 409A:  (i) if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the 7th month following the Date of Termination, and (ii) if the payment, distribution or benefit is payable or provided over time, the amount of such non-exempt deferred compensation or benefit that would otherwise be payable or provided during the 6 month period immediately following the Date of Termination will be accumulated, and Executive’s right to receive payment or distribution of such accumulated amount or benefit will be delayed until the earlier of Executive’s death or the 7th month following the Date of Termination and paid or provided on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments, distributions or benefits will commence.

For purposes of this Agreement, the term “separation from service” shall be defined as provided in Code Section 409A and applicable regulations, and Executive shall be a “specified employee” during the 12 month period beginning April 1 each year if Executive met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the 12 month period ending on the December 31 immediately preceding the Date of Termination.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, Executive and Nucor Corporation have executed this Agreement to be effective as of the Effective Date.

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